EXHIBIT 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 31, 2014 with respect to the consolidated financial statements of Gallus BioPharmaceuticals, LLC, included in the Registration Statement (Form S-1) and related Prospectus of Patheon Holdings Cooperatief U.A. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 27, 2015